Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity California Municipal Trust of our report dated April 10, 2025, relating to the financial statements and financial highlights of Fidelity California Municipal Income Fund; of our report dated April 14, 2025, relating to the financial statements and financial highlights of Fidelity California Limited Term Tax-Free Bond Fund, which appear in Fidelity California Municipal Trust’s Certified Shareholder Report on       Form N-CSR for the year ended February 28, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 21, 2025